UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hewitt Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 4, 2009

TO THE STOCKHOLDERS OF HEWITT ASSOCIATES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hewitt Associates, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois 60069, on Wednesday, February 4, 2009 at 9:00 a.m. Central time for the following purposes:

1.	To elect three Class I Directors, each to serve for a term of three years or until his or her successor is duly elected and qualified to hold office.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the Company’s fiscal year ending September 30, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors (the “Board”) has fixed the close of business on December 8, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy in the return envelope (which is postage prepaid if mailed in the United States) or vote your proxy via telephone or internet as promptly as possible in order to ensure your representation at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Please note, however, that if your shares are held by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder. If you wish to attend the Annual Meeting, please present proof of your ownership of Company stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

By Order of the Board of Directors

Steven J. Kyono
Secretary

Lincolnshire, Illinois

December 15, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on February 4, 2009. Our Proxy Statement and Annual Report to Stockholders are available on the Investor Relations section of the Company’s website at www.hewitt.com under “Reports & SEC Filings”. Directions to the Annual Meeting are available on the Investor Relations section of the website under “Presentations & Events”.

HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

February 4, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hewitt Associates, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, February 4, 2009, at 9:00 a.m. Central time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois 60069. The Company intends to mail this proxy statement and accompanying proxy card on or about December 15, 2008 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on December 8, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 93,916,888 shares of its Class A common stock.

Each holder of record of Class A common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on a matter at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum, but are not counted for determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. However, under the Company’s Corporate Governance Principles, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, other than elections in which the number of nominees exceeds the number of directors to be elected, is required to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will review the matter and recommend to the entire Board whether or not it should accept the resignation. The Board will then determine whether or not to accept the resignation.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as votes against the proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the selection of Ernst & Young has been ratified.

If no directions are specified on a duly submitted proxy, the shares will be voted in accordance with the recommendations of the Board in favor of the election of the directors nominated by the Board, in favor of Proposal 2 and in accordance with the direction of the persons approved to act as proxies on any other matter properly brought before the meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company before the Annual Meeting at the Company’s principal executive offices, 100 Half Day Road, Lincolnshire, Illinois 60069, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm to revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each elected for a three-year term, with the term of Class I Directors expiring at the Annual Meeting of stockholders to be held in 2009, the term of Class II Directors expiring at the Annual Meeting to be held in 2010 and the term of Class III Directors expiring at the Annual Meeting to be held in 2011.

The authorized number of directors is currently set at eleven. Four seats on the Board of Directors, currently held by William J. Conaty, Julie S. Gordon, Michele M. Hunt and Cary D. McMillan, have been designated as Class I Board seats, with the directors’ term expiring as of the 2009 Annual Meeting. Ms. Gordon will not stand for reelection to the Board, although she will remain with the Company as President of Hewitt’s Client and Market Leadership Group. The Board has thanked Ms. Gordon for her years of service on the Board.

William J. Conaty, Michele M. Hunt and Cary D. McMillan have been nominated to serve as Class I Directors. If elected at the Annual Meeting, each of the three nominees would serve until the 2012 Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s resignation or removal.

Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

Set forth below is biographical information for each person nominated, Ms. Gordon, who is not standing for reelection, and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for Class I Directors

Names	Length of Term
William J. Conaty Michele M. Hunt Cary D. McMillan	Nominated for a three-year term expiring at the 2012 Annual Meeting of Stockholders

William J. Conaty (age 62) serves as an executive coach and provides human resources consulting services and has served as a director since June 2008. Mr. Conaty spent his entire career with General Electric Company and served as the Senior Vice President of Corporate Human Resources from 1993 to 2007.

Michele M. Hunt (age 59) is Founder and President of Vision & Values, a leadership and organizational development firm in New York, New York, and has served as a director since July 2002. Since founding her firm in 1995, Ms. Hunt has worked with numerous senior leadership teams to align their culture, systems and processes with their vision and core strategies. In 1993, President Clinton appointed Ms. Hunt to lead the Federal Quality Institute in an initiative to improve government agencies. Prior to this appointment, Ms. Hunt served as Senior Vice President for People and Quality of Herman Miller, Inc. Ms. Hunt served on the Board of Directors of The ServiceMaster Company from 1996 to 2003. She is the author of DreamMakers: Putting Vision & Values to Work and a Fellow of the Aspen Institute.

Cary D. McMillan (age 50) is Chief Executive Officer of True Partners Consulting LLC, a professional services firm providing tax and other financial consulting services and has served as a director since July 2002. Prior to assuming his current role in 2005, Mr. McMillan served as Chief Executive Officer of Sara Lee Branded Apparel and Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from 2000 until 2004. Mr. McMillan joined Sara Lee in 1999 as Executive Vice President and Chief Financial Officer. From 1980 to 1999, Mr. McMillan held a number of positions of increasing responsibility at Arthur Andersen & Co., L.L.P., including managing partner of the Chicago office. Mr. McMillan also currently serves on the board of directors of McDonalds Corporation and American Eagle Outfitters, Inc., as well as the boards of several nonprofit organizations in the Chicago area.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE.

Current Class I Director Not Continuing in Office

Julie S. Gordon (age 51) has been President of Hewitt’s Client and Market Leadership Group since June 1, 2007 and has served as a director since April 2002. Ms. Gordon served as Acting President of the HR Outsourcing Group from June 2006 until June 2007. From October 2005 until June 2006, she served as Chief Business Excellence Officer, and from May 2001 until October 2005, Ms. Gordon was the North American Market Leader for the Retirement and Financial Management line of business. Prior thereto, she served as a business leader in Hewitt’s Midwest actuarial practice. She joined the Company in 1978. Ms. Gordon is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Class II Directors Continuing in Office

Names	Length of Term
Steven A. Denning Michael E. Greenlees Steven P. Stanbrook	Three-year term, one year remaining, expiring at the 2010 Annual Meeting of Stockholders

Steven A. Denning (age 60) is Chairman and a Managing Director of General Atlantic LLC, a global growth private equity firm, and has served as a director since October 2004. He has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is a director of Genpact Limited, IHS Inc. and Thomson Reuters Corporation. Mr. Denning chairs the human resources committee of Thomson Reuters Corporation and serves on the compensation committees of Genpact and IHS, Inc. Mr. Denning was a director of Exult, Inc. until it was acquired by the Company on October 1, 2004.

Michael E. Greenlees (age 61) has served as Chief Executive Officer of Ebiquity plc, a provider of marketing and media analytics services, since October 2007 and as a director since January 2004. Mr. Greenlees provides consulting services to General Atlantic LLC in relation to potential investments in consumer media and marketing businesses. From January 2004 until November 2005, he served as Chief Executive Officer of FastChannel Network, an advertising services company. Prior to 2004, Mr. Greenlees served as Executive Vice President of Omnicom Group Inc., the holding company for a number of advertising and marketing services businesses, from 2001-2003. From 1998 to 2001, Mr. Greenlees served as President and CEO of TBWA Worldwide, a unit of Omnicom. From 1980-1998, Mr. Greenlees was Chairman and Chief Executive of GGT Group plc, a London-based advertising and marketing services group.

Steven P. Stanbrook (age 51) is President, Developing Markets, of S.C. Johnson & Son, Inc., a manufacturer of consumer products, and has served as a director since January 2004. Prior to his current role, Mr. Stanbrook served as President, Asia and the Americas from 2002 until 2006, and as President of S.C. Johnson’s business in Europe, Africa and Near East from 1996-2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President – International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation from 1979-1995, and served as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook also currently serves on the board of directors of Chiquita Brands International, Inc. Mr. Stanbrook serves on the Nominating and Governance and the Compensation committees of Chiquita Brands International.

Class III Directors Continuing in Office

Names	Length of Term
Russell P. Fradin Cheryl A. Francis Alex J. Mandl Thomas J. Neff	Three-year term, two years remaining, expiring at the 2011 Annual Meeting of Stockholders

Russell P. Fradin (age 53) joined the Company as Chairman of the Board of Directors and Chief Executive Officer in September 2006. Prior to joining the Company, he served as President and Chief Executive Officer of The BISYS Group, Inc., a provider of outsourcing services to companies in the financial services industry, from February 2004 until September 2006. Before joining BISYS, he served for seven years in various senior executive positions with ADP, a provider of payroll and computerized business services, most recently as Group President, Global Employer Services. Prior to joining ADP, Mr. Fradin was a senior partner at McKinsey & Company, a consulting firm. Mr. Fradin is a member of the Board of Directors of Gartner, Inc.

Cheryl A. Francis (age 54) served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons, a print media company, from 1995 until 2000 and has served as a director since July 2002. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, she has served as Co-Chairman of the Corporate Leadership Center. From 2002 until August 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley & Sons, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987-1991, and Treasurer of FMC Corporation from 1993-1995, and as an adjunct professor for the University of Chicago Graduate School of Business from 1991-1993. Ms. Francis also currently serves on the board of directors of HNI Corporation and Morningstar, Inc.

Alex J. Mandl (age 65) has served as Non-Executive Chairman of Gemalto, N.V., a supplier of digital security solutions and “smart” card technology resulting from the merger of Axalto Holding N.V. and Gemplus International S.A., since December 2007 and as Executive Chairman from June 2006 to December 2007. Mr. Mandl has served as a director since May 2007. From August 2002 until June 2006, Mr. Mandl was President and Chief Executive Officer of Gemplus International S.A. Prior thereto, he served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., a provider of local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl serves as a director of Gemalto N.V., Dell Computer Corporation, Horizon Lines, Inc., Visteon Corporation and Willamette University.

Thomas J. Neff (age 71) has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm since October 1996, and has been employed with Spencer Stuart since 1976, including as President and Managing Partner from 1979 to 1987. He has served as a director since October 2004. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier in his career, he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of Ace Limited and the Lord Abbett Mutual Funds. Mr. Neff was a director of Exult, Inc. until it was acquired by the Company on October 1, 2004.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has confirmed the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2009, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since April 2002.

If the stockholders fail to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this Proposal 2 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Corporate Governance

Board Structure

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders.

Under our Bylaws, the Chairman presides over all meetings of the stockholders and the Board when he is present. In addition, the Board has an independent director, currently Cheryl Francis, designated as the Lead Director. The Lead Director is appointed annually by the Board, although the expectation is that a Lead Director will serve in that capacity for three to five years. The Lead Director must be independent of the Company and its management, consistent with the criteria required by the New York Stock Exchange. Our Corporate Governance Guidelines provide that the Lead Director’s duties will include:

•	ensuring that independent Directors have adequate opportunities to meet in executive sessions of the Board of Directors and presiding over the executive sessions;

•	acting as the liaison between the independent Directors and the Chairman of the Board and Chief Executive Officer;

•	serving as the contact person to facilitate communications by shareholders directly with non-management members of the Board;

•	providing input to the Chairman on agendas for the Board;

•	serving temporarily as Chairman of the Board and the Company’s spokesperson if the Chairman is unable to act;

•	advising the Chairman on the appropriate schedule for Board meetings;

•	advising the Chairman on the quality, quantity and timeliness of the flow of information to the Board;

•	interviewing Board candidates;

•	meeting with the Chief Executive Officer in conjunction with the Chair of the Compensation and Leadership Committee to discuss the Board’s evaluation of the Chief Executive Officer;

•	ensuring the Board has adequate resources;

•	seeking to ensure the Board works as a cohesive team; and

•	communicating to the Chief Executive Officer, as appropriate, the results of executive sessions and other private discussions among outside directors.

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate.

Director Independence

The Board of Directors has determined that a majority of its members, including William J. Conaty, Steven A. Denning, Cheryl A. Francis, Michael E. Greenlees, Michele M. Hunt, Alex J. Mandl, Cary D. McMillan, Thomas J. Neff and Steven P. Stanbrook are, and after the Annual Meeting (assuming the election of all nominees at the Annual Meeting) such directors will be, independent of the Company and its management, as defined by New York Stock Exchange rules and regulations and that no material relationship exists between the Company and its independent directors. In reaching this determination, the Board considered its members’ current and historic relationships with the Company, the relationships their current and former employers have with the Company and the relationships between the Company and other companies of which the members are directors. Specifically, the Board considered fees paid to the Company for services in the ordinary course of business by McDonalds Corporation (where Mr. McMillan serves as a director), Dell Computer Corporation

(where Mr. Mandl serves as a director), Chiquita Brands International (where Mr. Stanbrook serves as a director), and Liberata Limited and Gavilon Holdings, LLC (which are affiliates of Mr. Denning, as described below under “Certain Relationships and Related Transactions”). The Board also considered fees paid by the Company in the ordinary course of business to Dell Computer Corporation (where Mr. Mandl serves as a director) and Hexaware Technologies Limited (an affiliate of Mr. Denning, as described below under “Certain Relationships and Related Transactions”). The Board also considers any other facts and circumstances it deems relevant regarding the nature of these relationships to determine whether other factors might impede a director’s independence.

Executive Sessions and Communication with the Board

The practice of the Board and each committee is to schedule an executive session without management present at the end of each meeting. The Board has designated Cheryl A. Francis as the Lead Director for the Board, and in that capacity Ms. Francis presides over these executive sessions. Persons who wish to communicate with the Board, the independent directors as a group or any individual director (including Ms. Francis) should communicate in writing addressed to Ms. Francis c/o Julie Chelcun at the Company’s principal executive offices.

Board Authority

The Board and each committee has the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of Hewitt in advance. In 2008, the Board or its committees hired legal advisors for governance advice. The Compensation and Leadership Committee also engaged independent compensation consultants Pearl Meyer and Partners and W.T. Haigh & Company to advise the Committee with respect to the Company’s 2008 and 2009 compensation programs, as more specifically described in Compensation Discussion and Analysis.

Access to Officers and Employees

Under the Company’s Corporate Governance Guidelines, Board members have complete and open access to members of Hewitt’s senior management as well as Hewitt’s independent advisors.

Board Committees and Meetings

The Board of Directors met six times in fiscal year 2008. In addition to corporate actions taken at such meetings, the Board approved four corporate actions during fiscal year 2008 by unanimous written consent. The Board has designated three committees: the Audit Committee, the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee. The Audit Committee met six times, the Compensation and Leadership Committee met eight times, and the Nominating and Corporate Governance Committee met four times in fiscal year 2008. Each director attended at least 75% of the aggregate of all Board and Committee meetings held during fiscal year 2008 by the Board and each of the Committees on which he or she served during his or her tenure. Although the Board has not adopted a formal policy with respect to the directors’ attendance at annual meetings of the Company’s stockholders, all directors are expected to attend. All members of the Board attended the Company’s 2008 Annual Meeting of Stockholders.

Messrs. McMillan (Chairperson), Denning and Stanbrook and Ms. Francis comprise the Audit Committee. Each member of the Audit Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to the Company’s annual audit, accounting policies, financial reporting and internal controls. The Board of Directors has determined that each Audit Committee member is financially literate and has sufficient knowledge in financial and auditing matters to serve on the Committee and that Mr. McMillan qualifies as an audit committee financial expert under Securities and Exchange Commission regulations.

Messrs. Mandl (Chairperson), Conaty and Neff and Ms. Hunt comprise the Compensation and Leadership Committee. Each member of the Compensation and Leadership Committee is independent of the Company and its management. This Committee is empowered to review the compensation of the Company’s Chief Executive Officer, and to review and approve the compensation of the other executive officers and Board members, the grant of awards under the Company’s Global Stock and Incentive Compensation Plan (the “Global Stock Plan”) and the Company’s other executive compensation plans and programs. This Committee evaluates the Company’s Chief Executive Officer, oversees the development of leadership programs for the Company, including strategies for succession planning, and monitors Company-wide benefit programs and employment practices.

Ms. Francis (Chairperson) and Messrs. Greenlees and Neff comprise the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent of the Company and its management. This Committee is empowered to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend director nominees to the Board of Directors, develop and recommend to the Board of Directors corporate governance principles, or changes to existing corporate governance principles applicable to the Company, and oversee the evaluation of the Board. The Committee recommends to the Board individuals for committee assignments and the Lead Director role.

Director Qualifications

The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes an examination of whether a candidate is independent, as well as consideration of diversity, skills and experience in the context of the needs of the Board, including factors such as experience as a chief executive officer or other senior executive and/or in fields such as financial services, technology, finance, human relations and marketing, and understanding of and experience in international business. The Committee may consider, among other factors, the number of Boards on which a candidate sits, whether the candidate has full-time or part-time employment, and the candidate’s financial interests in organizations which are or are likely to become suppliers to or customers or competitors of the Company. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, such as executive search firms, as it deems appropriate. The Committee reviews these factors, and others considered pertinent by the Committee, in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. Consideration of new Board candidates typically involves a series of internal discussions, development of a potential candidate list, review of information concerning candidates, and interviews with selected candidates.

To focus the Board’s efforts on the performance of the Company, the Board limits the number of public company boards on which any director may serve. A member of the Board who is also the Chief Executive Officer of the Company may only serve as a director on two additional public company boards. Any other director may serve on no more than five public company boards, excluding the Company’s Board.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders, using the same criteria as for other candidates. Recommendations should be submitted to the Secretary of the Company at the Company’s principal executive offices. The recommendation should include the name and address of the stockholder making the recommendation and evidence of his or her ownership of common stock of the Company, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement. To be considered, the recommendation must be received by the Secretary not less than 120 days before the anniversary date of the Company’s most recent annual meeting of stockholders.

Certain Relationships and Related Transactions

Under the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is expected to review, and approve or ratify, transactions between the Company and any related party, regardless of whether the transactions are required to be reported under the Securities Exchange Act of 1934, as amended. For purposes of these guidelines, a “related party transaction” is any transaction in which the Company was or is to be a participant and in which any related party has a direct or indirect material interest, other than transactions that (i) involve less than $120,000 when aggregated with all similar transactions, (ii) are available to all employees generally, (iii) involve compensation of executive officers or Directors duly authorized by the appropriate Board committee, or (iv) involve reimbursement of expenses in accordance with Company policy.

All related party transactions are to be reported to the Chief Legal Officer, prior to consummation to the extent practicable. The Chief Legal Officer reviews Officer and Director Questionnaires prepared in connection with the annual proxy preparation process and reports to the Nominating and Corporate Governance Committee promptly after becoming aware of any related party transaction that may come to his or her attention. The Nominating and Corporate Governance Committee reviews related party transactions as they arise and are reported to the Committee and reports on such reviews to the Board of Directors. No related party transaction is permitted to be consummated or to continue unless the Nominating and Corporate Governance Committee has approved or ratified the transaction.

For purposes of these guidelines, a “related party” is any person who is, or at any time since the beginning of the Company’s last fiscal year was, an executive officer or director (including in each case nominees for director), any shareholder owning in excess of five percent of the Company’s common stock, and an immediate family member of an executive officer, director or five percent shareholder.

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home.

There were no such transactions in fiscal 2008, except that (i) the Company paid to Hexaware Technologies Limited approximately $12,671,663 for certain computer programming services, and (ii) Liberata Limited and Gavilon Holdings LLC paid approximately $1,429,708 and $ 322,634, respectively, to the Company for consulting services. General Atlantic LLC, a beneficial owner of more than 5% of the Company’s stock, beneficially owns approximately 14.7% of Hexaware Technologies, approximately 98% of Liberata Limited and approximately 21% of Gavilon Holdings, LLC. The Company believes fees for such services were at prevailing market rates. The agreement pursuant to which services were provided to Hexaware was renewed for fiscal 2009 after a competitive bidding process. We expect to continue providing consulting services to Liberata Limited and Gavilon Holdings on similar terms in fiscal 2009. Mr. Denning, one of our directors and the Chairman and Managing Director of General Atlantic, did not participate in any decision relating to these services, none of which are material to the Company or General Atlantic.

Director Compensation

The following table sets forth a summary of compensation paid to our non-executive directors in fiscal 2008.

Director Compensation in Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William J. Conaty	—	86,673	—	—	—	—	86,673
Steven A. Denning	—	155,003	—	—	—	—	155,003
Cheryl A. Francis	25,000	155,003	—	—	—	—	180,003
Michael E. Greenlees	85,000	79,993	—	—	—	—	164,993
Michele M. Hunt	75,000	79,993	—	—	—	—	154,993
Alex J. Mandl	85,000	79,993	—	—	—	—	164,993
Cary D. McMillan	100,000	79,993	—	—	—	—	179,993
Thomas J. Neff	—	155,003	—	—	—	—	155,003
Steven P. Stanbrook	—	155,003	—	—	—	—	155,003

(1)

Includes $25,000 paid to Ms. Francis for serving as Lead Director in 2008 and $25,000 paid to Mr. McMillan for serving as Chair of the Audit Committee in 2008. Fees of $10,000 for serving as Chair of the Compensation and Leadership Committee in 2008 were paid to each of Mr. Greenlees who served as Chair for the first six months of fiscal 2008 and Mr. Mandl who has served as Chair since April 2008. In addition, Ms. Hunt and Messrs. Greenlees and McMillan elected to receive their annual retainer in cash.

(2)

The amounts shown reflect the dollar amount recognized for reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS 123(R), Share-Based Payment (“SFAS 123(R)”), and accordingly may include expense relating to awards for fiscal 2008 and prior fiscal years. Assumptions used in the calculation of these amounts are included in Note 16, Share-Based Compensation Plans, in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Each non-employee director was awarded 2,296 restricted stock units as annual equity compensation on January 15, 2008, except for Mr. Conaty. Mr. Conaty was awarded 1,746 restricted stock units on June 4, 2008 as prorated annual equity compensation. In addition, some directors received 2,153 restricted stock units as an annual retainer, with some directors electing to receive the annual retainer as cash. The directors who received their annual retainer in stock included Mr. Denning, Ms. Francis, Mr. Neff and Mr. Stanbrook and Mr. Conaty. Mr. Conaty received 1,092 restricted stock units as a prorated annual retainer.

(3)	The aggregate number of option awards outstanding at fiscal year end and the grant date fair value of all option awards determined pursuant to SFAS 123(R) were as follows:

Name	Option Awards Outstanding at September 30, 2008 #	Grant Date Fair Value $	Name	Option Awards Outstanding at September 30, 2008 #	Grant Date Fair Value $
William J. Conaty	—	—	Cheryl A. Francis	9,400	84,077
Steven A. Denning	—	—	Michele M. Hunt	9,400	84,077
Michael E. Greenlees	—	—	Cary D. McMillan	9,400	84,077
Alex J. Mandl	—	—	Steven P. Stanbrook	—	—
Thomas J. Neff	—	—

In fiscal year 2008, each non-employee director of the Company earned (i) an annual retainer of $75,000 paid at each director’s election, in cash, stock units or deferred stock units, and (ii) an annual equity grant of $80,000 paid in stock units or deferred stock units with a one year vesting restriction. Non-employee directors are required to retain Hewitt common stock with a value equal to three times the cash retainer of $75,000 or 6,000 shares, whichever is less. Directors have five years to reach this level.

In 2008, the Audit Committee Chair earned $25,000, the Compensation and Leadership Committee Chair earned $20,000, and the Lead Director, who also served as the Chair of the Nominating and Corporate Governance Committee, earned a fee of $25,000. Chairperson fees are payable in cash.

The Compensation and Leadership Committee reviewed director compensation at the November 11, 2008 Compensation and Leadership Committee meeting, and, based upon a comprehensive market review prepared by W. T. Haigh and Company, Inc., recommended no changes to outside director compensation for fiscal 2009.

Board Evaluations

In accordance with the Company’s Corporate Governance Principles, the Board, in conjunction with the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee asks each director to comment on the Board’s performance and reports annually to the Board with an assessment of the Board’s performance. The Nominating and Corporate Governance Committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and membership on various committees.

Documents Available on Website

The Company’s Corporate Governance Guidelines, the charter for each committee of the Board of Directors, the Company’s Code of Conduct and the Company’s Code of Ethics for Senior Executive and Financial Officers, which applies to our principal executive officer, our principal financial and accounting officer and certain other senior personnel, can be viewed at the Company’s website, www.hewitt.com, and are available in written form without charge to anyone submitting a written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069. We intend to post on our website any amendment to or waiver of our Code of Ethics for Senior Executive and Financial Officers.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2008 (the “Fiscal Year 2008 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent public accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young and has concluded that the independence of Ernst & Young is not compromised by the performance of such services.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal Year 2008 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

December 1, 2008	Cary D. McMillan, Chairman Steven A. Denning Cheryl A. Francis Steven P. Stanbrook

Independent Auditor

Audit Fees

The following table presents fees for professional audit services provided by Ernst & Young for the years ended September 30, 2008 and 2007, and fees billed for other services provided by Ernst & Young during those periods.

	Fiscal 2008	Fiscal 2007
Audit Fees(1)	$3,247,500	$3,275,975
Audit Related Fees(2)	0	4,953,217
Tax Fees(3)	1,047,674	1,061,155
All Other Fees(4)	6,500	6,500
Total	$4,301,674	$9,296,847

(1)

Audit Fees in 2008 and 2007 include the annual financial statement audit (including required quarterly reviews), subsidiary audits, Sarbanes-Oxley 404 audit procedures and other procedures performed by the independent auditor to form an opinion on the Company’s consolidated financial statements.

(2)	Audit Related Fees in 2007 consisted primarily of SAS 70 attest services. In 2008 the Company used another provider for such services.
(3)	Tax Fees in 2008 and 2007 include tax compliance services and consultations in the U.S. and Canada as well as various international locations.
(4)	All Other Fees in 2008 and 2007 include a subscription for access to an accounting research tool.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services by the independent auditor.

The Audit Committee has established two different approaches to pre-approving services. Proposed services may be either pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer (“CFO”) and Director of Internal Audit and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee pre-approved all services provided by Ernst & Young in fiscal 2008 and 2007 in accordance with the foregoing policy.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of Ernst & Young will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of September 30, 2008 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in initial column)
Equity compensation plans approved by security holders	8,863,834	$25.75	8,091,371
Equity compensation plans not approved by security holders	0	N/A	0

Total	8,863,834	$25.75	8,091,371

(1)	Excludes outstanding restricted stock, restricted stock units and performance share units.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 31, 2008, by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Number of Outstanding Shares Beneficially Owned on October 31, 2008

Name	Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Class A Common Stock Beneficially Owned
Five Percent Stockholders:
Ariel Capital Management, LLC, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601	9,392,832	(1)	9.97%
General Atlantic Partners, LLC, 3 Pickwick Plaza Greenwich, CT 06830	9,774,479	(2)	10.37%
Directors and Named Executive Officers:
Russell P. Fradin	275,333	(3)	*
John J. Park	82,287	(3)	*
Perry O. Brandorff	86,051	(3)	*
Julie S. Gordon	178,089	(3)	*
Jay C. Rising	7,000	(3)	*
Kristi A. Savacool	46,616	(3)	*

Non-employee Directors and Director Nominees:
William J. Conaty	1,150		*
Steven A. Denning	9,801,339	(2)	10.40%
Cheryl A. Francis	31,950	(3)	*
Michael E. Greenlees	8,910		*
Michele M. Hunt	18,759	(3)	*
Alex J. Mandl	10,838		*
Cary D. McMillan	33,118	(3)	*
Thomas J. Neff	16,880		*
Steven P. Stanbrook	15,064		*
Executive Officers and Directors as a Group (21 persons)	10,691,967	(4)	11.35%

*	Less than 1%
(1)	Based on the most recently filed Schedule 13G by Ariel Capital Management, LLC.
(2)

Includes 9,774,479 shares held by the following General Atlantic partnerships: 4,661,962 shares held by General Atlantic Partners 54, L.P.; 1,115,353 shares held by General Atlantic Partners 57, L.P.; 2,180,207 shares held by General Atlantic Partners 60, L.P.; 775,805 shares held by GAP Coinvestment Partners, L.P.; and 1,041,152 shares held by GAP Coinvestment Partners II, L.P. Mr. Denning is a director of the Company, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., and General Atlantic Partners 60, L.P. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Mr. Denning disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest therein.

(3)

The number of shares of Class A common stock for each Named Executive Officer and director includes the following number of shares issuable pursuant to options exercisable as of October 31, 2008 or within 60 days thereafter: Mr. Fradin—225,464 shares;

Ms. Gordon— 41,750 shares; Ms. Francis—9,400 shares; Ms. Hunt—9,400 shares; Mr. McMillan—9,400 shares; and Mr. Park—22,750 shares, Mr. Rising—7,000 shares, and Ms. Savacool—19,000 shares.

(4)

Includes 393,389 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2008. The number of shares of Class A common stock for each director includes the following number of vested shares, receipt of which is deferred until six months after leaving the Board: Mr. Greenlees—8,910 shares, Ms. Hunt—7,130 shares, Mr. Mandl—2,838 shares, Mr. McMillan—12,165 shares, Mr. Neff—348 shares, and Mr. Stanbrook—4,151 shares.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for any other purpose.

COMPENSATION DISCUSSION AND ANALYSIS

As a global professional services firm, one of our most valuable resources is our employees. Our long-term success depends on the skill, integrity and dedication of our employees. To achieve our business and financial goals, we must attract, motivate and retain highly talented individuals at all levels of the organization.

General Compensation Philosophy

At a high level, the Company’s compensation programs are designed to align the compensation of our key executives with the Company’s overall business strategies, values and performance, and support the Company’s efforts to develop world-class leaders.

Compensation Objectives

Our Compensation and Leadership Committee (the “Committee”) has reviewed and confirmed a total rewards philosophy which includes the following objectives:

•

Market Competitive. An emphasis on rewarding Company executives with total compensation at competitive market levels. In this regard, the programs offered, their design and financial opportunity are intended to be market competitive.

•

Pay for Performance. A “pay-for-results” orientation that differentiates compensation based on Company, business segment and individual performance. As an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be at risk and tied to performance. While program design will be targeted at market competitive levels, there will be opportunities for compensation above target levels when Company, business segment or individual performance exceeds expectations, as well as compensation below target levels when performance falls below expectations.

•

Support the Interests of the Company’s Shareholders. An emphasis on long-term incentives as a major component of total compensation in order to tie the value of compensation programs to long-term stock performance.

•

Retention. A mix of short-term and long-term compensation which facilitates retention of talented executives, balances short-term and long-term financial goals and behaviors within the Company, and encourages Company stock ownership. The use of both time-based and performance-based equity with long-term vesting requirements in order to retain critical and key talent.

Decision-Making Process

The Committee directly engages an independent outside consulting firm to assist in its review of the compensation for the CEO and his direct reports. The outside compensation consultant prepares a market review of CEO compensation and the Committee formulates recommendations that are then approved by the Board of Directors. During Committee meetings at which performance evaluations and compensation actions involving Mr. Fradin are discussed, Mr. Fradin does not participate in the discussions.

As CEO, Mr. Fradin makes recommendations to the Committee for compensation arrangements and actions involving his direct reports. Mr. Fradin takes an active part in discussions during Committee meetings at which compensation actions involving his direct reports are discussed. The Committee must approve all compensation for his direct reports. The independent outside consulting firm is available at such meetings.

Independent Consultant Review of Executive Compensation

In accordance with the Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including having the sole authority to approve the consultant’s or advisor’s fees and other retention terms.

In fiscal 2007, the Committee engaged Pearl Meyer & Partners as its independent consultant. Pearl Meyer & Partners independently reviewed the competitiveness of total compensation for the CEO and his direct reports. Their engagement included a review of peer companies used in compensation analysis, a competitive analysis of compensation packages for the CEO and his direct reports and a competitive assessment of all elements of Director compensation.

In July 2008, the Committee selected W.T. Haigh & Company as its compensation advisor. W.T. Haigh & Company reports directly to the Committee. When appropriate, the Committee will have discussions with W.T. Haigh & Company without management present to ensure impartiality.

In August 2008, the Committee engaged W.T. Haigh & Company to independently assess the competitiveness of total compensation for the CEO and his direct reports. Their engagement included the following tasks:

•	Peer Group Review—Review and development of a peer group representing the market place(s) in which Hewitt competes.

•	Competitive Analysis—Preparation and presentation of a detailed competitive analysis report covering:

•	Detailed competitive analysis for the CEO and his direct reports covering:

•	Base salary

•	Annual bonus (target and actual)

•	Total cash compensation; both target and actual (base salary plus target annual bonus)

•	Long-term incentive compensation

•	Total direct compensation (base salary plus target annual bonus plus long term incentive compensation)

•	Aggregate equity incentive competitive analysis

•	Analysis of Hewitt’s financial performance and shareholder returns versus the peer group over one and two year periods

•

Competitive assessment of all elements of Director compensation, including board and committee retainers, board and committee fees, committee chair and lead director retainers, and longer-term compensation

Compensation Benchmarking

The elements, as well as the total direct compensation, of our rewards program for executives are benchmarked against a company peer group. Our comparator company group consists of companies that we believe most closely align with the Company’s businesses and with which we compete for executive talent. The Committee reviews the comparator companies annually to determine if any changes in the composition of the comparator group are necessary.

In September 2008, we reviewed with W.T. Haigh & Company and updated Hewitt’s peer group to include the following 14 companies: Accenture Ltd, Administaff, Affiliated Computer Services, Aon Corporation, Automatic Data Processing, BearingPoint, Convergys Corp., Fiserv, FTI Consulting, Marsh & McLennan, Paychex, Perot Systems, Unisys and Watson Wyatt Worldwide. These companies represent similarly sized, publicly traded human resources consulting and outsourcing firms, with additional companies that compete in “like” industries such as general consulting. Four companies were dropped from the 2007 peer group. We removed Ceridian Corporation as it is no longer a public company, EDS, as it was acquired by Hewlett-Packard, and Arthur J. Gallagher and Robert Half International as they are in different lines of business. We added two new companies in 2008, Aon Corporation and FTI Consulting, each of which is a consulting firm similar in size to Hewitt.

The Committee considered data from this group in making compensation decisions for 2009.

Components of Hewitt’s Compensation Program

The compensation program for our Named Executive Officers consists of:

(1)	Base salary;
(2)	Short-term incentives;
(3)	Long-term incentives;
(4)	Executive benefits and perquisites; and
(5)	Broad-based employee benefits.

Total Compensation and Mix

The Committee reviews executive compensation arrangements annually to ensure market competitiveness and to assure the Company meets its objective of providing executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and Company performance. In reviewing compensation recommendations, the Committee considered data from the peer group referenced above. The Company’s total pay philosophy is to provide total targeted compensation for the Company’s Named Executive Officers at competitive market levels for meeting company performance targets with the opportunity to exceed target levels of compensation based on exceptional Company, business segment and individual performance.

Overall, our philosophy is to structure each element of our compensation program to target the 50 th percentile of our peer group. However, we strongly believe in engaging the best talent in critical functions, and this may entail negotiations with individual executives and, we, along with the Committee, as appropriate, may determine that it is in the best interest of Hewitt to develop compensation packages that deviate from the general principle of targeting the 50th percentile.

Compensation for all Named Executive Officers is a mix of annual total cash and long-term incentives. Total cash includes base salary and annual bonus awards. Long-term incentives include performance share units, stock options and selective use of restricted stock units. The details of each component are discussed in the pages that follow.

2008 Targeted Total Compensation Mix

The mix for 2008 is consistent with the targeted mix in 2007 and is also in alignment with the market data used to review the total compensation of the Named Executive Officers. Our mix supports our pay-for- performance compensation objective and places a significant amount of compensation earnings at risk.

Explanation of Compensation Components

(1) Base Salary

Base salaries are designed to pay for the experience and skills necessary for the assigned position. Changes in base salaries may also be used to reward executives for taking on new responsibilities. Base pay is targeted at the 50th percentile. To the extent that top performers are rewarded with base salary increases, this component supports our pay for performance objective.

Total compensation targets for fiscal 2009, including base salary levels, were reviewed at the November 11, 2008 meeting of the Committee. As in the past, the Committee reviewed current base salary levels against the defined peer group and determined that salary levels of the Named Executive Officers were reasonable compared to the targeted position to market at the 50th percentile. In addition, the Committee considered the state of the economy and felt it was important to hold the line on executive salary levels in anticipation of market trends. Therefore, there were no changes to the salary levels of the Named Executive Officers for fiscal 2009.

(2) Short-term Incentives

Annual Bonus

Annual Bonus payments are designed to reward Company, business segment and individual performance. Actual awards will fluctuate based on these results and, therefore, the financial reward is tied to performance and supports our pay for performance objective. Annual Bonus opportunities are designed to provide market competitive pay at targeted performance levels.

Performance objectives intended to focus attention on achieving key Company, business segment, strategic, and individual goals are established for each executive officer. Annual performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results. The Committee reviews and approves annual performance goals for the CEO and other executive officers.

Fiscal 2009 annual bonus targets for the Hewitt senior leadership team, including the Named Executive Officers, were reviewed upon completion of an external market competitiveness analysis by W.T. Haigh & Company. This review occurred at the November 11, 2008 Committee meeting. On average, short-term incentive opportunity is targeted at the 50th percentile for similar positions in our peer group. The Committee’s external review of annual bonus targets against the defined peer group showed that current bonus targets are in line or somewhat below market levels. However, the CEO recommended no increase in bonus targets or overall cash targets in light of the current economic environment. Therefore, there were no changes to the bonus target levels of the Named Executive Officers for fiscal 2009.

Name	FY08 Target	FY09 Target
Russell P. Fradin	100%	100%
John J. Park	70%	70%
Perry O. Brandorff	N/A	N/A
Julie S. Gordon	60%	60%
Jay C. Rising	70%	70%
Kristi A. Savacool	60%	60%

Fiscal 2008 Annual Bonus Plan

Fiscal year 2008 bonus target percentages were initially reviewed and approved at the November 19, 2007 Committee meeting. Actual awards could range from 0% to 200% of the target percentage.

For fiscal 2008, annual bonus goals were divided into three categories: Financial, Build for the Future and Management/Associate Development. This plan design was consistent with fiscal 2007. For Named Executive Officers, a significant portion of the bonus was based on achievement of measurable financial goals.

Financial and Quantifiable Goals

These are goals based on objective, quantifiable financial measures. In fiscal 2008, financial goals included Hewitt operating income and revenue targets. These goals also included reducing employee turnover and improving engagement, a measure of employee satisfaction, which reflect the Company’s commitment to creating a rewarding work environment. For those Named Executive Officers responsible for a business unit, their financial goals were a combination of Hewitt financial measurements (operating income and revenue), and financial measurements for their business unit, including operating income and revenue. Financial results used to determine fiscal year 2008 results were normalized to exclude certain one-time events, including charges incurred in connection with the rationalization of our real estate portfolio and certain contract restructurings and gains relating to the acquisition or divestiture of a business.

Build for the Future

These are goals based on development or improvement of a product/service, system, process, or program that will improve business results. Examples include launching new services, making acquisitions and improving systems and technology. Individual project goals for the year may also be captured in this category of the annual bonus goals. Payout in this category is based on achievement of actual goals. For the CEO, the evaluation is performed by the Committee and approved by the Board of Directors.

Management/Associate Development

These are goals based on the achievement of defined objectives that lead to development of individuals and/or team members. These goals may build productivity in the short-term or develop competencies for the future. Payout in this category is based on the CEO’s determination of the extent to which his direct reports met applicable goals. For the CEO, the evaluation is performed by the Committee and approved by the Board of Directors.

Awards under the fiscal 2008 annual bonus plan are shown below in the Summary Compensation Table under the column headed Non-Equity Incentive Plan Compensation. A summary of the metric weightings and payout levels for each of the Named Executive Officers is listed below.

Fiscal 2008 Bonus Payouts	Hewitt Financial Goals		Segment Financial Goals		Qualitative Objectives(1)		Aggregate Payout Level
Name	Weight	Payout	Weight	Payout	Weight	Payout
Russell P. Fradin	75%	198%	—	—	25%	138%	183%
John J. Park	70%	198%	—	—	30%	122%	175%
Perry O. Brandorff	—	—	—	—	—	—	100	%(2)
Julie S. Gordon	40%	197%	—	—	40%	91%	133%
Jay C. Rising	10%	197%	65%	127%	25%	124%	133%
Kristi A. Savacool	29%	196%	—	—	71%	127%	149%

(1)

Qualitative Objectives include “Build for the Future”, and “Management/Associate Development” categories as discussed above, as well as turnover, employee engagement, client retention and business controls.

(2)	Per Mr. Brandorff’s agreement, he received a fiscal 2008 bonus award at target.

Fiscal year 2008 results represented a significant improvement over 2007. Reported net revenues increased 8% in fiscal 2008. Reported operating income was $312.8 million, compared to an operating loss of $143.0 million in fiscal 2007. Reported net income was $188.1 million, or $1.85 per diluted share, compared to a loss of $175.1 million, or a loss of $1.62 per diluted share in the prior year. Targets were set so that performance required to qualify for payouts at target was achievable but challenging and performance required to qualify for payouts at the top of the range was difficult to achieve. Payout at target for turnover and engagement required a 10% year-over-year improvement. Target levels of performance for certain financial goals represented a significant increase over prior year levels.

Fiscal 2009 Annual Bonus Plan

Fiscal year 2009 bonus target levels were reviewed and approved at the December 1, 2008 Committee meeting. The fiscal 2009 plan design is similar to fiscal 2008. Goals are again divided into three categories: Financial, Build for the Future and Management/Associate Development and a significant portion of the bonus will again be based on achievement of measurable financial goals. Actual awards can range from 0% to 200% of the target percentage. In general, we set targeted levels of performance for the fiscal year 2009 with the intention of requiring meaningful improvements in performance as compared with actual fiscal 2008 results. Target levels of performance for certain financial goals generally represent a significant increase over prior year levels and were set so that performance required to qualify for a payout at target is achievable but challenging. Performance required to qualify for payouts at the top of the range will be difficult to achieve.

(3) Long-term Incentives

We believe that annual long-term incentive compensation, designed to reward performance over a multi-year period, performs an essential role in retaining and motivating senior executives and encouraging them to make decisions that enhance the long-term value of shareholders’ investments. The financial opportunities under our Long-term Incentives are designed to provide market competitive pay at targeted performance levels.

For the Named Executive Officers, approximately 50% of the fiscal 2008 long-term incentive opportunity was structured as performance share units and the remaining 50% in the form of stock options. This mix was consistent with fiscal 2007. The goal is to provide long-term incentive compensation that is balanced in meeting our pay for performance and retention objectives. Performance share units provide a more immediate retention value since there is unvested potential value at the date of grant. At the same time, performance share units must be earned based on financial performance and the value fluctuates with the stock performance. Stock options are directly tied to the stock performance and will not provide any value unless the stock price appreciates.

Details of 2008 long-term incentive compensation awards are discussed in the Grants of Plan-Based Awards Table.

In fiscal 2009, long-term incentives will again be delivered through a combination of performance share units and stock options, with approximately 50% of the long-term incentive opportunity in the form of performance share units and the remaining 50% in the form of stock options. The Company continues to believe that these two vehicles are in alignment with our stated compensation objectives.

Performance-Based Stock

Performance share units are intended to provide a strong incentive for achieving specific performance objectives over a defined period. Therefore, the final earned award is tied to performance and supports our pay for performance objective. Since the value of the award will fluctuate along with the Company stock price, there is also a strong connection between the executive and shareholder interests. Performance share units have a three year vesting period which is designed to provide substantial retentive value that would be forfeited if the executive were to leave the company.

Performance share units for Named Executive Officers represent an obligation of the Company to deliver a number of shares ranging from zero to 200% of the initial number of units granted at the end of the performance period, depending on performance against objective, pre-established financial metrics.

Fiscal 2006 Performance Share Plan Awards

Performance share units were first granted in November 2005 to 30 members of senior management who participate in this plan, including certain Named Executive Officers. The actual number of shares paid may vary from zero to 200% of an executive’s target payout based on the Company’s actual performance over the three year performance period ending September 30, 2008. The Company’s performance is measured against pre-established targets including three year average revenue growth and cumulative economic profit over a three year period. Based on actual performance through fiscal 2008, no awards were earned under this plan.

Fiscal 2008 Performance Share Plan Awards

For fiscal 2008, performance share units were granted to the CEO and other Named Executive Officers. The performance cycle began on October 1, 2007, and ended on September 30, 2008. Earned performance share units vest in three equal installments over three years beginning on September 30, 2008. Upon vesting, participants will receive one share of common stock for each performance share unit earned. Payouts under this program are based on the following measures: (a) Operating Income, (b) Direct Revenues, (c) Voluntary Turnover, and (d) Engagement.

The fiscal 2008 plan resulted in earned awards at 195.1% of target. Reported net revenues increased 8% in fiscal 2008. Reported operating income was $312.8 million, compared to an operating loss of $143.0 million in fiscal 2007. In addition, voluntary turnover decreased significantly year-over-year and engagement, our measure of employee satisfaction, increased substantially. The following table lists the performance share units awarded on December 3, 2007 and the number of performance share units earned based on performance against the stated measurements for the performance period.

Name	Performance Share Units Target #	Performance Share Units Earned(2) #
Russell P. Fradin	42,900	83,698
John J. Park	9,500	18,535
Perry O. Brandorff(1)	10,000	0
Julie S. Gordon	7,500	14,633
Jay C. Rising	10,000	19,510
Kristi A. Savacool	7,500	14,633

(1)	Employment terminated on August 2, 2008 and as a result Mr. Brandorff forfeited his performance share units.
(2)

The amount of award earned and distributable to the participant was equal to the number of performance share units granted multiplied by the earned percent. The Earned Percent was 195.1% based upon achievement of operating income direct revenue, turnover and engagement targets. Targets represented significant improvement over 2007 results excluding non-recurring charges, and were set so that performance required to qualify for a payout at target was achievable but challenging, and performance required to qualify for payouts at the top of the range was difficult to achieve. Financial results used to determine fiscal year 2008 results against plan exclude certain restructuring charges, impact of divestitures, Company share buybacks and pass through revenue.

Fiscal 2009 Performance Share Plan Awards

For fiscal 2009, performance share plan awards were granted to the CEO and other Named Executive Officers. Performance share units will be earned based on the Company’s fiscal 2009 operating income and revenue, as well as metrics tied to employee turnover and engagement in recognition of the Company’s commitment to making working at the Company a rewarding experience. The performance cycle began on October 1, 2008 and ends on September 30, 2009. Awards will vest in three equal installments commencing September 30, 2009. Awards made to the Named Executive Officers as of December 1, 2008 were as follows:

	Value at Time of Award(1) $	Range of Shares
Name
		Threshold #	Target #	Maximum #
Russell P. Fradin	$1,874,400	0	71,000	142,000
John J. Park	409,200	0	15,500	31,000
Julie S. Gordon	198,000	0	7,500	15,000
Jay C. Rising	448,800	0	17,000	34,000
Kristi A. Savacool	316,800	0	12,000	24,000

(1)	Value at the time of the award was based on $26.40 closing price on December 1, 2008, the date of grant assuming shares are earned at target levels.

In general, we set targeted levels of performance for the 2009 fiscal year with the intention of requiring meaningful improvements in performance as compared with actual fiscal 2008 results. Payout at target for employee turnover requires levels similar to current levels which the Company considers to be excellent and for employee engagement requires improvement of 10% year over year. Target levels of performance for certain financial goals require significant improvement over prior year levels and were set so that performance required to qualify for a payout at target is achievable but challenging. Performance required to qualify for payouts at the top of the range will be difficult to achieve.

Stock Options

We believe that stock options align employees’ interests with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employee obtains no value. Only when the price increases will the employee receive financial reward. Therefore, the potential for compensation is linked to Company stock performance and supports our pay for performance objective.

Options granted to senior executives typically vest over a four-year period with 25% becoming exercisable on each anniversary of the grant date and have a ten-year term. The vesting schedule can provide substantial retentive value that would be forfeited if the executive were to leave the Company. All options were granted with an exercise price equal to the fair market value of the Hewitt common stock on the date of the grant.

Restricted Stock/Units

Restricted stock units are intended to complement performance-based restricted stock units and stock options to balance the overall risk and potential reward of our annual long-term incentive compensation program. Since the value of the award will fluctuate along with the Company stock price, there is a strong connection between the executive and stockholder interests. In some cases, awards are designed to provide additional retention value to key executives critical to the success of the Company. A service-based restricted stock unit represents a promise to deliver a share of Company common stock as soon as practicable after vesting.

There were no grants of service-based restricted stock units during fiscal 2008 to any of the Named Executive Officers.

Fair Market Value Definition

Under the Global Stock and Incentive Compensation plan, the Fair Market Value (“FMV”) for all equity grants to United States associates is the closing price of Company stock on the date of the equity grant.

Timing of Equity Awards

We do not time the granting of equity awards around the disclosure of material non-public information.

In fiscal 2008, annual stock option grants were granted on December 3, 2007. This date was selected in order to align equity award planning and employee communications with other compensation programs. Timing of this planning process is largely driven by our September 30 fiscal year-end and the availability of financial results and completion of annual performance reviews which are important data points that managers use in completing their compensation planning. Planning for base salary increases, annual bonus awards and long-term incentive awards is done concurrently, beginning in mid-October and ending in late November. This process leads up to long-term incentive awards that are granted in early December. In fiscal 2009, the effective date for equity awards was December 1, 2008.

(4) Executive Benefits and Perquisites

In addition to benefits offered broadly across the Company (e.g. Health and Welfare Plans), the Named Executive Officers can also participate in the following executive benefits:

Vacation “Splash”. Named Executive Officers and other senior employees of the Company are eligible for a 5-week vacation splash every fifth year starting in the fifth year anniversary of employment with the Company. Vacation Splash is designed to provide an above market competitive benefit. This benefit is considered unique and provides a competitive advantage in the marketplace.

Voluntary Deferred Compensation Plan. Participants may defer up to 25% of base salary and up to 100% of annual bonus. The voluntary non-qualified deferred compensation plan is designed to provide a market competitive financial benefit that allows executives to defer additional income under a non-qualified plan.

Defined Contribution Restoration Plan. The Company provides additional contributions to make up for limits to the qualified retirement plan resulting from IRS regulations. The Defined Contribution Restoration plan is designed to provide a market competitive retirement financial benefit that allows executives to build additional retirement assets.

The Company currently does not offer other perquisites that are not generally available to employees.

Change in Control Executive Severance

The Committee believes that senior management should be free of distraction in circumstances arising from the possibility of a change in control of the Company. In order to address this possibility, and as part of its efforts in moving the Company from a private to a public entity, in October 2005 the Committee approved a change-in-control executive severance plan for certain of its senior executives, including the Named Executive

Officers. This plan is intended to keep executives neutral to job loss when faced with value maximizing corporate transactions that could result in their personal job loss, help the Company retain key executives during major corporate transactions and provide competitive and fair severance arrangements to executives to allow smooth transition to new employment should their job be eliminated following a change in control.

If a covered executive is terminated within 24 months following a change in control, the executive would receive certain benefits, including a lump sum payment equal to two times base pay and target annual incentive, continuation of certain health benefits for 24 months, and 100% vesting of all unvested equity grants. As of October 31, 2008, all of the current Named Executive Officers, excluding Perry Brandorff who has left the Company, are covered under this plan. Payments under this Plan are described in more detail in Termination of Employment and Change-in-Control Arrangements below.

Stock Ownership Requirements

The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with Hewitt’s shareholders, all Hewitt officers and all non-employee directors are subject to minimum stock ownership guidelines. Named executive officer requirements are as follows:

Named Executive Officer	Guidelines
Russell P. Fradin	5 x Base Pay
John J. Park	3.5 x Base Pay
Perry O. Brandorff	NA
Julie S. Gordon	3.5 x Base Pay
Jay C. Rising	3.5 x Base Pay
Kristi A. Savacool	3.5 x Base Pay

Individuals have five years in which to achieve these minimum holding levels. All named executive officers are in compliance or were hired within the past five years and so have additional time to achieve these levels.

Non-employee directors are required to hold three times their 2008 cash retainer of $75,000 or 6,000 shares, whichever is less. Individuals have five years in which to achieve these minimum holding levels. All non-employee directors are in compliance or joined the Board within the past five years and so have additional time to achieve these levels.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer, Chief Financial Officer and to each of the Named Executive Officers (the “Covered Employees”) to $1,000,000 annually. The Committee has approved the Company’s short-term and long-term incentive programs to provide for the deductibility of most compensation paid to the Covered Employees under the plans. However, the Committee reserves the right to provide for compensation to Covered Employees that may not be deductible. Overall, the Committee believes that the Company’s pay for performance based executive compensation is in the long-term interests of the stockholders.

COMPENSATION AND LEADERSHIP COMMITTEE REPORT

We, the Compensation and Leadership Committee of the Board of Directors of Hewitt Associates, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.

Submitted by the Compensation and Leadership Committee of the Board:

December 1, 2008	Alex Mandl, Chairman
William J. Conaty
Michele M. Hunt
Thomas J. Neff

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid or accrued for the fiscal years ended September 30, 2008 and 2007 to our Chief Executive Officer, our Chief Financial Officer, Perry O. Brandorff, who served as President – HR Consulting Group until August 2, 2008, and the other three most highly compensated executive officers of the Company.

Name and Principal Position	Fiscal Year Ended	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Russell P. Fradin	2008	$900,000	$2,761,211	$975,272	$1,647,641	$8,794	$ 160,053	$6,452,971
Chief Executive Officer	2007	882,692	1,717,191	644,084	1,539,450	1,646	212,651	4,997,714

John J. Park	2008	520,000	954,835	147,565	642,620	—	77,548	2,342,568
Chief Financial Officer	2007	506,667	831,606	79,118	568,540	—	72,944	2,058,875

Perry O. Brandorff	2008	447,832	438,737	0	343,000	—	1,361,726	2,591,295
Former President-HR Consulting Group	2007	477,244	735,632	123,860	396,836	—	58,729	1,792,301

Julie S. Gordon	2008	509,973	608,741	113,160	386,474	—	61,422	1,679,770
President-Client and Market Leadership Group	2007	468,121	521,954	79,985	321,056	—	57,210	1,448,326

Jay C. Rising	2008	490,000	463,562	94,754	460,060	—	68,390	1,576,766
President-HR Outsourcing	2007	179,038	97,794	14,674	158,441	—	49,254	499,201

Kristi A. Savacool(6)	2008	428,481	732,661	121,740	378,834	—	55,184	1,716,900
Senior Vice President— Total Benefit Administration Outsourcing	2007	378,750	550,335	64,540	367,640	—	49,009	1,410,274

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the Hewitt 401(k) and the Voluntary Deferred Compensation plans.
(2)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS 123(R), of awards pursuant to the Hewitt Global Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 16, Share-Based Compensation Plans, in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the fiscal 2006, 2007 and 2008 performance share units have been valued based on achievement of financial targets at 0%, 179.7% and 195.1%, respectively.

(3)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS 123(R), of awards pursuant to the Hewitt Global Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 16, Share-Based Compensation Plans, in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)

The amounts shown reflect cash awards earned under the fiscal 2008 and 2007 Annual Bonus plans. See additional discussion of plan details and payment amounts for fiscal 2008 in the Compensation Analysis and Discussion.

(5)

Deferrals into the Voluntary Deferral Plan are credited with earnings based on the annual prime rate plus 1% and are credited at the end of each month. Amounts shown here are earnings in excess of 120% of the Internal Revenue long-term AFR rate of 4.58% using annual compounding.

(6)	The compensation represented by the amounts set forth in the All Other Compensation column for the Named Executive Officers are detailed in the following table:

Name	Fiscal Year End	Qualified Savings Plan(1)	Group Term Life Insurance(2)	Defined Contribution Restoration Plan(3)	Other		Total Other
Russell P. Fradin	2008	$18,500	$1,253	$140,300	$0		$160,053
	2007	9,790	1,254	136,338	64,750	(4)	212,132

John J. Park	2008	18,500	817	58,231	0		77,548
	2007	18,116	818	54,010	0		72,944

Perry O. Brandorff	2008	18,500	975	37,251	1,305,000	(5)	1,361,726
	2007	18,116	764	39,849	0		58,729

Julie S. Gordon	2008	18,500	1,188	41,734	0		61,422
	2007	18,116	1,002	38,092	0		57,210

Jay C. Rising	2008	20,762	1,225	46,403	0		68,390
	2007	4,233	389	8,780	35,852	(4)	49,254

Kristi A. Savacool	2008	18,500	642	36,042	0		55,184
	2007	15,547	512	32,950	0		49,009

(1)

Amount represents Retirement and Savings Plan Company contributions to participant accounts between October 1, 2007 and September 30, 2008. Amounts consist of a) 401(k) matching contributions and b) profit sharing contributions for fiscal 2007 which were made on December 31, 2007. Fiscal 2008 profit sharing contributions will be made on December 31, 2008, or as soon thereafter as practical.

(2)	Amount represents imputed value of insurance premiums.
(3)	Amount represents an estimated payment under the Defined Contribution Restoration plan for calendar year ending December 31, 2008. Amounts for 2007 represent actual contributions made.
(4)	Relocation benefits paid between October 1 and September 30 for the fiscal years ending in 2007 and 2008.
(5)	Amount represents $1,305,000 in lump sum cash payments, $490,000 representing one times salary and $815,000 in consideration of stock options and share awards that did not vest due to termination.

Grants of Plan-Based Awards in Fiscal Year 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Russell P. Fradin	10/1/2007	(1)	$0	$900,000	$1,800,000	—	—	—	—	—	—	—
	12/3/2007	(2)	—	—	—	—	—	—	—	115,800	37.65	1,324,752
	1/30/2008	(3)	—	—	—	0	42,900	85,800	—	—	—	1,574,859

John J. Park	10/1/2007	(1)	0	364,000	728,000	—	—	—	—	—	—	—
	12/3/2007	(2)	—	—	—	—	—	—	—	25,000	37.65	286,000
	1/30/2008	(3)	—	—	—	0	9,500	19,000	—	—	—	348,745

Perry O. Brandorff	10/1/2007	(1)	0	343,000	686,000	—	—	—	—	—	—	—
	12/3/2007	(2)	—	—	—	—	—	—	—	28,000	37.65	320,320
	1/30/2008	(3)	—	—	—	0	10,000	20,000	—	—	—	367,100

Julie S. Gordon	10/1/2007	(1)	0	287,400	574,800	—	—	—	—	—	—	—
	12/3/2007	(2)	—	—	—	—	—	—	—	17,000	37.65	194,480
	1/30/2008	(3)	—	—	—	0	7,500	15,000	—	—	—	275,325

Jay C. Rising	10/1/2007	(1)	0	343,000	686,000	—	—	—	—	—	—	—
	12/3/2007	(2)	—	—	—	—	—	—	—	28,000	37.65	320,320
	1/30/2008	(3)	—	—	—	0	10,000	20,000	—	—	—	367,100

Kristi A. Savacool	10/1/2007	(1)	0	252,000	504,000	—	—	—	—	—	—	—
	12/3/2007	(2)	—	—	—	—	—	—	—	20,000	37.65	228,800
	1/30/2008	(3)	—	—	—	0	7,500	15,000	—	—	—	275,325

(1)

These grants are pursuant to the fiscal 2008 Annual Bonus plan and paid in cash. The Annual Bonus plan is Hewitt’s annual pay-for-performance bonus plan that is based on a weighting of Company and individual performance. Awards can range from 0% to 200% of target. Awards under the Annual Bonus plan are calculated as a percentage of a participant’s “eligible earnings” (generally, base salary earned in the period) for the plan year based on the level of performance attained.

(2)

These options were granted on December 3, 2007 as a part of the Company’s annual ongoing equity grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2008. The options expire 10 years from the date of the grant on December 3, 2017. The option term is substantially the same for all of the options granted to employees on December 3, 2007. These options were granted under the Hewitt Global Stock and Incentive Compensation Plan and were granted at fair market value at the time of the grant. The grant date fair value was determined pursuant to SFAS 123(R). Unvested options are generally forfeited upon retirement.

(3)

These grants are pursuant to the Fiscal 2008 Performance Share Plan. Awards under the fiscal 2008 performance cycle are made in performance share units and the amount earned is based on performance against financial targets for fiscal 2008. The measures/metrics used are: (a) operating income, (b) direct revenue, (c) turnover and (4) engagement. Financial results are consistent with externally reported normalized results. Awards can range from 0% to 200% of target. Once the final number of performance share units earned is determined, the value in dollars is computed and may be paid in cash or restricted stock units. In either case, earned performance share units will vest in three equal annual installments beginning September 30, 2008 and will be fully vested on September 30, 2010. Grant date fair value is equal to the target number of performance share units granted multiplied by the value of the performance share units on the January 30, 2008 approval date, or $36.71 per share.

Outstanding Equity Awards at 2008 Fiscal Year-End

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (Vested)		Number of Securities Underlying Options Unexercisable (Unvested)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Russell P. Fradin	105,714	(1)	44,286	(1)	—	$22.80	2/15/2015	14,084	(2)	$513,221	—	—
	90,800	(3)	90,800	(3)		$22.80	9/5/2016	112,313	(9)	$4,092,686
	28,950	(4)	86,850	(4)		$37.65	12/3/2017	55,797	(5)	$2,033,243

John J. Park	16,500	(6)	16,500	(6)	—	$25.24	12/1/2016	2,152	(7)	$78,419	—	—
	6,250	(4)	18,750	(4)		$37.65	12/3/2017	5,000	(8)	$182,200
								20,666	(9)	$731,205
								12,356	(5)	$450,253

Perry O. Brandorff	n/a

Julie S. Gordon	8,400	(10)	0	(10)	—	$19.00	6/27/2012	1,250	(11)	$45,550	—	—
	8,000	(12)	0	(12)		$24.10	6/30/2013	17,970	(9)	$654,827
	7,100	(13)	0	(13)		$27.47	6/30/2014	9,754	(5)	$355,436
	14,000	(6)	14,000	(6)		$25.24	12/1/2016
	4,250	(4)	12,750	(4)		$37.65	12/3/2017

Jay C. Rising	0	(14)	10,000	(14)	—	$29.79	5/14/2017	10,000	(15)	$364,400	—	—
	7,000	(4)	21,000	(4)		$37.65	12/31/2017	12,579	(9)	$458,379
								13,005	(5)	$473,902

Kristi A. Savacool	14,000	(6)	14,000	(6)		$25.24	12/1/2016	1,250	(11)	$45,550	—	—
	5,000	(4)	15,000	(4)		$37.65	12/3/2017	10,000	(16)	$364,400
								17,970	(9)	$654,827
								9,754	(5)	$355,436

(1)

These stock options were granted on September 5, 2006 as a part of Mr. Fradin’s new hire package. The awards vest and become exercisable as follows: 45,714 immediately, 30,000 each on August 20, 2007, August 20, 2008 and August 20, 2009, and 14,286 on August 20, 2010.

(2)

These awards of Restricted Stock Units were granted on September 5, 2006 as a part of Mr. Fradin’s new hire package. The vesting of the awards is as follows: 4,930 on February 2, 2007, 29,578 on August 20, 2007, 4,930 on February 2, 2008, 29,578 on August 20, 2008 & 14,084 on August 20, 2009.

(3)

These stock options were granted on September 5, 2006 as a part of Mr. Fradin’s new hire package. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 5, 2007.

(4)	These stock options were granted on December 3, 2007. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2008.
(5)

These awards are fiscal 2008 performance-shares granted on January 30, 2008. Amount shown represents the unvested shares which is two-thirds of the earned amount. Additional plan details are provided in the Compensation Discussion and Analysis. The final earned award vests in three equal installments on September 30, 2008, September 30, 2009 and September 30, 2010.

(6)	These stock options were granted on December 1, 2006. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2007.
(7)	These awards of Restricted Stock Shares were granted on November 21, 2005 as a part of Mr. Park’s new hire package. The vesting of the award is 25% per year beginning on July 1, 2006.
(8)	These awards of Restricted Stock Shares were granted on November 21, 2005 as a part of Mr. Park’s new hire package. The vesting of the award is 25% per year beginning on September 30, 2006.
(9)

These awards are fiscal 2007 Performance-shares granted on December 1, 2006 except for Mr. Rising, whose award was granted on May 14, 2007 as a part of his new hire package. Final earned awards are shown in this table as outstanding. Additional plan details are provided in the Compensation Analysis and Discussion. The final earned award vests on September 30, 2009.

(10)

These stock options were granted on June 27, 2002. These options vested and became exercisable in four equal annual installments with the first installment vesting on June 27, 2003. These options are now fully vested and exercisable.

(11)	These awards of Restricted Stock Shares were granted on October 3, 2005. The vesting of the award is 25% per year beginning on July 1, 2006.
(12)

These stock options were granted on July 1, 2003. These options vested and became exercisable in four equal annual installments with the first installment vesting on July 1, 2004. These options are now fully vested and exercisable.

(13)

These stock options were granted on July 1, 2004. These were originally scheduled to vest and become exercisable in four equal annual installments with the first installment vesting on July 1, 2005. The vesting of these options was accelerated on June 8, 2005 and expense recognized in accordance with FAS 123. These options are now fully vested and exercisable.

(14)	These stock options were granted on May 14, 2007 as a part of Mr. Rising’s new hire package. These options vest and become exercisable 50% on April 1, 2009 and 50% on April 1, 2010.
(15)	These awards of Restricted Stock Units were granted on May 14, 2007 as a part of Mr. Rising’s new hire package. The vesting of the award is 50% on April 1, 2009 and 50% on April 1, 2010.
(16)	These awards of Restricted Stock Units were granted on June 19, 2007. The vesting of the award is 50% on April 1, 2009 and remaining 50% on April 1, 2010.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Russell P. Fradin	—		—	62,407	(1)	$2,384,1549
John J. Park	—		—	51,223	(2)	$1,914,6386
Perry O. Brandorff	62,100	(3)	$1,090,598	44,555	(4)	$1,669,9210
Julie S. Gordon	—		—	29,900	(5)	$1,120,6520
Jay C. Rising	—		—	6,503	(6)	$236,981
Kristi A. Savacool	—		—	36,978	(7)	$1,380,850

(1)

The number of shares vesting consists of three awards: 4,930 shares vested on February 2, 2008 with a value at vesting of $37.34 per share based on the closing price on that day, 29,578 shares vested on August 20, 2008 with a value at vesting of $40.01 per share and 27,899 performance shares vested on September 30, 2008 with a value at vesting of $36.44 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(2)

The number of shares vesting consists of four awards: 2,153 and 44,070 shares vested on July 1, 2008 with value at vesting of $37.48 per share, 5,000 shares vested on September 30, 2008 with a value at vesting of $36.44 per share and 6,178 performance shares vested on September 30, 2008 with a value at vesting of $36.44 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(3)

The number of shares acquired on exercise consist of four awards, all of which were exercised on August 7, 2008; 19,400 shares with strike price of $19.00 per share, 17,400 shares with a strike price of $24.10 per share, 15,300 shares with a strike price of $27.47 and 10,000 shares with a strike price of $25.24 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(4)

The number of shares vesting consists of two awards: 2,153 and 41,430 shares vested on July 1, 2008 with value at vesting of $37.48 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(5)

The number of shares vesting consists of three awards: 1,250 and 28,650 shares vested on July 1, 2008 with value at vesting of $37.48 per share and 4,878 performance shares vested on September 30, 2008 with a value at vesting of $36.44 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(6)

The number of shares vesting consist of one award: 6,503 performance shares vested on September 30, 2008 with a value at vesting of $36.44 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(7)

The number of shares vesting consists of three awards: 1,250 and 30,850 shares vested on July 1, 2008 with value at vesting of $37.48 per share and 4,878 performance shares vested on September 30, 2008 with a value at vesting of $36.44 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

The following table provides information relating to non-qualified defined contribution and other deferred compensation plans.

Nonqualified Defined Contribution and Other Deferred Compensation Plans For Fiscal Year 2008

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Russell P. Fradin	1,728,445	(1)	—	$96,241	—	1,994,289
John J. Park	—		—	—	—	—
Perry O. Brandorff.	—		—	—	—	—
Julie S. Gordon	—		—	—	—	—
Jay C. Rising	—		—	—	—	—
Kristi A. Savacool	—		—	—	—	—

(1)

Of this total, $225,000 is deferral of base salary and $1,503,445 is deferral of fiscal 2007 bonus paid in December 2007. The deferred salary amount is reflected in the “Salary” column of the Summary Compensation Table for Mr. Fradin.for fiscal 2008 and the deferred bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Mr. Fradin.

The Company maintains a voluntary deferred compensation plan that allows certain employees, including the Named Executive Officers, to defer receipt of their salary and/or annual incentive payments into the plan. Participants may defer up to 25% of their base salary and up to 100% of their annual incentive award until the date(s) they have specified. Monies deferred into the plan accrue interest at a rate of prime plus 1%. During fiscal 2008, interest rates ranged from 6% to 8.5%. The voluntary deferred compensation plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, the cash will be distributed from the Company’s general assets.

If a participant either retires or meets retirement eligibility upon involuntary termination, the participant’s account is paid per the payment election on file. If the participant is terminated and is not retiree eligible, the account is paid as a lump sum in February following termination. However, officers of the Company must wait at least six months before they may receive the payment.

Defined Contribution Restoration Plan

The Company also maintains a Defined Contribution Restoration plan (“DCR”), a discretionary supplement designed to make up for any limits on Hewitt’s contributions to the qualified Retirement and Savings Plan account that result from IRS regulation limits. If qualified plan contributions are limited, the DCR provides the difference between the limited contributions and what would have been received if the IRS limit had not been in place.

As noted, this is a discretionary plan. In February 2008, the Company made payments to the Named Executive Officers for the calendar year ending December 31, 2007. For the calendar year ending December 31, 2008, projected total restoration amounts accrued are as noted in the table below. Restoration amounts for the fiscal 2008 plan will be contributed to individual’s accounts in the non-qualified Voluntary Deferral Plan in February 2009.

Name	Actual Fiscal 2007 Payments	Estimated Fiscal 2008 Restoration Contribution
Russell P. Fradin	$136,338	$140,300
John J. Park	54,010	58,231
Perry O. Brandorff	39,849	37,251
Julie S. Gordon	38,092	41,734
Jay C. Rising	8,780	46,403
Kristi A. Savacool	32,950	36,042

General Employment Arrangements

All employees are required to sign confidentiality agreements upon joining the Company. All employees in certain pay bands (including each executive officer) who receive restricted stock are required to sign a non-competition agreement that is included in their restricted stock award agreement.

On September 5, 2006, the Company entered into an employment agreement with Russell P. Fradin to join the Company as Chairman of the Board and Chief Executive Officer. The compensation arrangements pursuant to that agreement include an annual base compensation of $900,000, an annual target bonus opportunity equal to 100% of the base salary, and long-term incentive grants for fiscal 2007 in the form of non-qualified stock options having a Black-Scholes value of $1,500,000 and in the form of performance-based shares having a target face value of $1,500,000. Mr. Fradin is eligible to participate in the Company’s employee benefit programs and its executive benefit program, and would receive severance equal to eighteen months of direct pay (base salary plus target bonus) and benefits in the event of an involuntary termination.

As part of this employment agreement Mr. Fradin was granted certain awards to compensate him for certain forfeitures of previous employer incentive awards. These consisted of 83,100 restricted stock units vesting over a period from February 2007 through August 2009, 150,000 stock options with an option term ending February 2015 and vesting over a period from September 2006 through August 2010, and 4,780 restricted stock units that vested in September 2007.

Potential Payments Upon Termination or Change-in-Control

Change- in-Control Executive Severance Plan

The Company has adopted a Change-in-Control Executive Severance Plan for selected senior executives, which will remain in effect until terminated by the Company. The plan is applicable to a number of senior executives, including each of the current Named Executive Officers. The plan is structured to pay certain benefits upon occurrence of a double trigger. Under the plan, if, within twenty-four (24) calendar months immediately following a Change in Control of the Company (as defined), the participant either is terminated Without Cause (as defined) or terminates his employment for Good Reason (as defined), the participant will receive a lump sum payment equal to two times base pay and target annual incentive, a lump sum payment equal to target annual incentive, adjusted on a pro rata basis based on the number of days the participant was actually employed during the applicable year, continuation of health benefits for 24 months, plus an additional payment in the amount necessary to ensure the participant effectively received health coverage on a tax free basis or retains a cash amount equal to the health insurance cash payments, and 100% vesting of all unvested equity grants. If vesting of an equity award is tied to performance and would not otherwise vest solely by the continued employment of the participant (a “Performance Vesting Award”), the number of Performance Vesting Awards that vest at the time of the Change in Control are determined as if the target level of performance had been achieved and are prorated based on the length of time within the performance period elapsed prior to the Change in Control.

The tables below outline the potential payments to our Chief Executive Officer and other Named Executive Officers upon the occurrence of certain triggering events as if such triggering events occurred on September 30, 2008. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by plan and by person.

“Change in Control” means the occurrence of any of the following: (a) the acquisition by any individual, entity, or group of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of Directors of the Company, (b) the consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the Beneficial Owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of common stock of the resulting entity and of the combined voting power of the outstanding securities entitled to vote for the election of directors of such entity; or (c) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a Director of the Company subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board.

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” means a termination initiated by the officer following a change in control and after (a) a material reduction of the officer’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the change in control, (b) the Company’s requiring the officer to be based at a location in excess of fifty (50) miles from the location of the officer’s principal job location or office immediately prior to the change in control, (c)a reduction in the officer’s base salary, (d) the termination of the officer’s participation on substantially the same basis in, any of the Company’s short-and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the officer participates prior to the change in control unless the change applies to all plan participants generally; provided, however, that a decrease in the officer’s target total compensation in excess of ten percent (10%) shall constitute Good Reason, (e) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Change in Control Executive Severance Plan, or (f) a material breach by the Company of the Change in Control Executive Severance Plan.

“Voluntary termination—retirement” means, retirement at age 55 with at least 10 years of service, or age 65.

“Involuntary Termination—For Cause” means a termination of the officer initiated by the Company following a change in control after the occurrence of any one or more of the following: (a) the officer’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the officer’s Disability), after a written demand for substantial performance is delivered to the officer that specifically identifies the manner in which the Compensation and Leadership Committee believes that the officer has not substantially performed his or her duties, and the officer has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (b) gross negligence in the performance of the officer’s duties, (c) the officer’s conviction of, or plea of guilty or nolo contendere, to any felony whatsoever, or any other crime involving the personal enrichment of the officer at the expense of the Company; (d) the officer’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (e) willful violation of any provision of the Company’s code of conduct; or (f) willful violation of the confidentiality agreement between the officer and the Company.

“Involuntary Termination—Without Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination following a Change-in-Control” occurs when, at any time (i) following a change-in-control and prior to the second anniversary or (ii) within six months prior to a change-in-control upon the request of any party engaged in the change in control transaction, employment is terminated involuntarily for any reason other than Cause, death or Disability (as defined).

No Named Executive Officer is entitled to a payment in connection with a voluntary termination without Good Reason other than upon retirement. From time to time we may enter into agreements with executives pursuant to which we provide different benefits than those itemized below.

Russell P. Fradin

Chief Executive Officer

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$0	$3,600,000	$0	$0	$0	$2,700,000	$3,600,000
Short-term Incentive(3)	0	900,000	0	900,000	0	0	900,000
Long-term Incentive
> FY08 Performance Share Plan(4)	2,033,243	2,033,243	0	2,033,243	0	0	2,033,243
> FY07 Performance Share Plan(5)	4,092,686	4,092,686	0	4,092,686	0	0	4,092,686
> Restricted Stock Units (Unvested and Accelerated)(6)	513,221	513,221	0	513,221	0	513,221	513,221
> Stock Options (Unvested and Accelerated)(7)	1,282,798	1,268,512	0	1,282,798	0	1,282,798	1,268,512
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	0	28,225	0	0	0	21,942	28,225
280G Tax Gross-up	0	4,346,046	0	0	0	0	4,346,046

Total	$7,921,948	$16,781,933	$0	$8,821,948	$0	$4,517,961	$16,781,933

(1)	Assumes base salary of $900,000 and annual bonus target of 100% of base salary or $900,000.

(2)

Severance is calculated as 2x base salary plus annual bonus target under Change-in-Control and Voluntary termination for Good Reason. Severance is 18 months of direct pay (base salary plus target bonus) for Involuntary Termination—Without Cause.

(3)

Assumes the effective date of the termination is September 30, 2008. In the case of death and retirement, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2008 Annual Bonus plan. Mr. Fradin is not retirement eligible under the Company’s plans. Payout is estimated at target for purposes of this analysis. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 12, 2008.

(4)

As of September 30, 2008, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 55,799 earned and unvested performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 112,313 earned performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008.

(7)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2007. All options become 100% exercisable for Change-in-Control, Voluntary Termination—for Good Reason and Death or Permanent Disability. For Involuntary Termination—Without Cause, a total of 120,800 options will accelerate vesting which is equal to 90,800 unvested shares that will immediately vest and additional 30,000 shares that will vest under a provision that allows shares to vest according to the defined vesting schedule for an 18 month period after termination.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of company provided health care coverage. Per Mr. Fradin’s employment agreement, he will receive 18 months of Company provided health care under an Involuntary Termination—Without Cause.

John J. Park

Chief Financial Officer

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$0	$1,768,000	$0	$0	$0	$120,000	$1,768,000
Short-term Incentive(3)	0	364,000	0	364,000	0	0	364,000
Long-term Incentive
> FY08 Performance Share Plan(4)	450,253	450,253	0	450,253	0	0	450,253
> FY07 Performance Share Plan(5)	731,205	731,205	0	731,205	0	0	731,205
> Restricted Stock Units (Unvested and Accelerated)(6)	260,619	260,619	0	260,619	0	260,619	260,619
> Stock Options (Unvested and Accelerated)(7)	225,060	225,060	0	225,060	0	0	225,060
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	0	28,225	0	0	0	7,025	28,225
280G Tax Gross-up	0	1,086,752	0	0	0	0	1,086,752

Total	$1,667,137	$4,914,114	$0	$2,031,137	$0	$387,644	$4,914,114

(1)	Assumes base salary of $520,000 and annual bonus target of 70% of base salary or $364,000.
(2)

Severance is calculated as 2x base salary plus annual bonus target under Change-in-Control and Voluntary Termination for Good Reason. Severance for executive officers is negotiated on a case by case basis. Amount shown for Involuntary Termination—Without Cause reflects minimum severance under the Company’s broad based plan equal to 2 weeks of base salary for each year of service. The plan provides a minimum of 12 weeks and maximum of 40 weeks.

(3)

Assumes the effective date of the termination is September 30, 2008. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2008 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Mr. Park is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 12, 2008.

(4)

As of September 30, 2008, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 12,356 earned and unvested performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 20,666 earned performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. Mr. Park does not meet the requirement under the restricted stock unit plans (age 55 + 5 years of service) on the effective date of the termination and zero is entered under Voluntary Termination—Retirement.

(7)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement and Death or Permanent Disability.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage.

Julie Gordon

Client and Market Leadership President

	Change-in- Control	Voluntary Termination		Involuntary Termination
		Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$0	$1,532,800	$0	$0	$0	$368,462	$1,532,800
Short-term Incentive(3)	0	287,400	0	287,400	0	0	287,400
Long-term Incentive
> FY08 Performance Share Plan(4)	355,436	355,436	0	355,436	0	0	355,436
> FY07 Performance Share Plan(5)	654,827	654,827	0	654,827	0	0	654,827
> Restricted Stock Units (Unvested and Accelerated)(6)	45,550	45,550	0	45,550	0	45,550	45,550
> Stock Options (Unvested and Accelerated)(7)	190,960	190,960	0	190,960	0	0	190,960
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	0	29,256	0	0	0	7,314	29,256
280G Tax Gross-up	0	923,120	0	0	0	0	923,120

Total	$1,246,773	$4,019,349	$0	$1,534,173	$0	$421,326	$4,019,349

(1)	Assumes base salary of $479,000 and annual bonus target of 60% of base salary or $287,400.
(2)

Severance is calculated as 2x base salary plus annual bonus target under Change-in-Control and Voluntary Termination for Good Reason. Severance for executive officers is negotiated on a case by case basis. Amount shown for Involuntary Termination—Without Cause reflects minimum severance under the Company’s broad based plan equal to 2 weeks of base salary for each year of service. The plan provides a minimum of 12 weeks and maximum of 40 weeks.

(3)

Assumes the effective date of the termination is September 30, 2008. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2008 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Ms. Gordon is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 12, 2008.

(4)

As of September 30, 2008, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 9,754 earned and unvested performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination— Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 17,970 earned performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. Ms. Gordon does not meet the requirement under the restricted stock unit plans (age 55 + 5 years of service) on the effective date of the termination and zero is entered under Voluntary Termination—Retirement.

(7)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement and Death or Permanent Disability.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination —Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage.

Jay C. Rising

President—HR Outsourcing

	Change-in- Control	Voluntary Termination		Involuntary Termination
		Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$00	$1,666,000	$0	$0	$0	$490,000	$1,666,000
Short-term Incentive(3)	0	343,000	0	343,000	0	343,000	343,000
Long-term Incentive
> FY08 Performance Share Plan(4)	473,902	473,902	0	473,902	0	0	473,902
> FY07 Performance Share Plan(5)	458,379	458,379	0	458,379	0	0	458,379
> Restricted Stock Units (Unvested and Accelerated)(6)	364,400	364,400	0	364,400	0	364,400	364,400
> Stock Options (Unvested and Accelerated)(7)	66,500	66,500	0	66,500	0	0	66,500
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	0	29,435	0	0	0	14,717	29,435
280G Tax Gross-up	0	0	0	0	0	0	0

Total	$1,363,181	$3,401,616	$0	$1,706,181	$0	$1,212,117	$3,401,616

(1)	Assumes base salary of $490,000 and annual bonus target of 70% of base salary or $343,000.
(2)

Severance is calculated as 2x base salary plus annual bonus target under Change-in-Control and Voluntary Termination for Good Reason. Severance is one year of base salary plus target bonus for Involuntary Termination—Without Cause under the terms of Mr. Rising’s employment letter.

(3)

Assumes the effective date of the termination is September 30, 2008. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2008 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Mr. Rising is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 12, 2008.

(4)

As of September 30, 2008, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 13,005 earned and unvested performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 12,579 earned performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. Mr. Rising does not meet the requirement under the restricted stock unit plans (age 55 + 5 years of service) on the effective date of the termination and zero is entered under Voluntary Termination—Retirement.

(7)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement and Death or Permanent Disability.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of company provided health care coverage. Per Mr. Rising’s employment letter, he will receive 12 months of Company provided health care under an Involuntary Termination—Without Cause

Kristi A. Savacool

Senior Vice President, North American Benefits Outsourcing

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$0	$1,344,000	$0	$0	$0	$96,923	$1,344,000
Short-term Incentive(3)	0	252,000	0	252,000	0	0	252,000
Long-term Incentive
> FY08 Performance Share Plan(4)	355,436	355,436	0	355,436	0	0	355,436
> FY07 Performance Share Plan(5)	654,827	654,827	0	654,827	0	0	654,827
> Restricted Stock Units (Unvested and Accelerated)(6)	409,950	409,950	0	409,950	0	409,950	409,950
> Stock Options (Unvested and Accelerated)(7)	156,800	156,800	0	156,800	0	0	156,800
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	0	28,486	0	0	0	7,122	28,486
280G Tax Gross-up	0	848,064	0	0	0	0	848,064

Total	$1,577,013	$4,049,563	$0	$1,829,013	$0	$513,995	$4,049,563

(1)	Assumes base salary of $420,000 and annual bonus target of 60% of base salary or $252,000.
(2)

Severance is calculated as 2x base salary plus annual bonus target under Change-in-Control and Voluntary Termination for Good Reason. Severance for executive officers is negotiated on a case by case basis. Amount shown for Involuntary Termination—Without Cause reflects minimum severance under the Company’s broad based plan equal to 2 weeks of base salary for each year of service. The plan provides a minimum of 12 weeks and maximum of 40 weeks.

(3)

Assumes the effective date of the termination is September 30, 2008. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2008 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Ms. Savacool is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 12, 2008.

(4)

As of September 30, 2008, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 9,754 earned and unvested performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control and Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 17,970 earned performance share units x $36.44 per share value as of September 28, 2008. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. Ms. Savacool does not meet the requirement under the restricted stock unit plans (age 55 + 5 years of service) on the effective date of the termination and zero is entered under Voluntary Termination—Retirement.

(7)

Assumes the effective date of the termination is September 30, 2008 and the price per share of the Company’s stock on the date of termination is $36.44 per share, the closing price on September 28, 2008. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement and Death or Permanent Disability.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage.

Perry O. Brandorff

President—HR Consulting

The following table sets forth compensation payable to Mr. Brandorff pursuant to a letter agreement related to his departure from the Company effective August 2, 2008.

Compensation(1)
Lump sum payments(2)	$1,305,000
Short-term Incentive(3)	343,000
Benefits and Perquisites
Health and Welfare Benefit Continuation(4)	11,673
DC Restoration (Estimated)	34,613
Outplacement Services	20,000
Life Insurance(5)	—

Total	$1,714,286

(1)	Assumes base salary equal of $490,000 and annual bonus target of 70% of base salary or $343,000.
(2)

Under Mr. Brandorff’s agreement with the Company, he was entitled to receive, in a lump sum, an amount equal to one times his current annual base salary and annual target bonus compensation, less any applicable tax deductions and other requisite holdings. In addition, under Mr. Brandorff’s agreement with the Company, he was entitled to a lump sum payment equal to $815,000 in consideration of stock options and shares that did not vest due to his retirement.

(3)	Under Mr. Brandorff’s agreement with the Company, he was entitled to a bonus equal to target.
(4)	Mr. Brandorff was entitled to a continuation of his wellness, health and dental benefits at the current coverage level and at same employee rate for one year.
(5)

Under Mr. Brandorff’s agreement with the Company, he is entitled to a lump sum payment equivalent to three years premium for continuation of his current level of individual life insurance which will be converted from a group to an individual policy. The value of this payment is not yet determinable.

DIRECTORS AND OFFICERS

Biographical Information for Directors

See “Election of Directors” on page 2 of this Proxy Statement for biographical information for the directors and director nominees.

Biographical Information for Non-Director Executive Officers and Other Members of Senior Management

David Baruch (age 45) has been Chief Information Officer since November 2008. Prior to his current role he served as Chief Information Officer Application Systems and HR Outsourcing since July 2007. From June 2004 until July 2007, he served as the Chief Information Officer at Equity Office Properties, a real estate investment trust. Prior thereto, Mr. Baruch held a number of positions at Accenture since 1985, including most recently serving as a partner in Accenture’s Financial Services Division.

Perry O. Brandorff* (age 50) served as President of the HR Consulting Group from 2005 until August 2008. Prior thereto, Mr. Brandorff was the Manager of the Company’s Europe Region, and managed the Company’s Southwest U.S. Market Group and center in Dallas, Texas. He joined the Company in 1982 as an actuary. Mr. Brandorff is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries. Mr. Brandorff left the Company effective August 2, 2008.

Vincent R. Coppola* (age 52) has served as Senior Vice President—Global Business Services and Technology since May 2008. Prior thereto he served as President, Major Accounts Division, Employer Services of Automatic Data Processing, Inc. from September 2004 until May 2007, and from June 2003 to August 2004 he served as Executive Vice-President, Global Sales of the Brokerage Services division of Automatic Data Processing, Inc.

Steven H. Fein (age 49) has been the Benefits Outsourcing Sales, Market, and Product Strategy Leader since April 2007. Prior to his current role, Mr. Fein served as Executive Vice President at Mercer Human Resources Services, a unit of Mercer engaged in the delivery of benefits outsourcing services from July 2005 through April 2007. Prior thereto, he served in a number of management roles with Towers Perrin, Inc., a professional services firm providing human resource consulting, risk management and insurance consulting and software services, in both their technology and consulting operations from March 1987 through July 2005. He also served on the Board of Directors of Towers Perrin from January 2003 through July 2005.

Eric Fiedler* (age 41) has served as President of the HR Consulting Group since October 2008. Prior thereto, Mr. Fiedler served as Hewitt’s Managing Director—Greater China from March 2000 to March 2005 and as Managing Director—Asia Pacific from April 2005 to October 2008.

Tracy S. Keogh* (age 47) has been the Senior Vice President—Human Resources since May 2007. Ms. Keogh served as the Chief Human Resources Officer for Bloomberg LP, a provider of financial news, data and analytics to business and finance professionals in 2006. Prior thereto, she served as Vice President of Human Resources for Analog Devices, Inc. a global manufacturer of high performance integrated circuits, from April 2003 to February 2006, as Senior Vice President of Sales and Marketing for Sapient Corporation, a provider of information technology consulting services, from June 2002 to March 2003, and as Sapient’s Senior Vice President of Human Resources from June 1999 to June 2002. Ms. Keogh holds a master’s degree in business administration from Harvard Graduate School of Business Administration and a bachelor’s degree in psychology from Smith College.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Russell P. Fradin and Julie S. Gordon are executive officers.

James R. Konieczny (age 47) has been the Multi Process HR/Regional Outsourcing Leader since June 2006. Prior to assuming his current role, Mr. Konieczny served as HR Outsourcing—Chief Operations Officer since 2002. Prior to assuming that position, Mr. Konieczny served as HR Outsourcing’s Leader for North America Operations from 2002 until 2004 and as HR Outsourcing’s Leader for the East Region from 1998 to 2002. Prior to joining the Company in 1987, Mr. Konieczny served in the U.S. Air Force.

Steven J. Kyono* (age 47), has been Senior Vice President, General Counsel and Secretary since October 2007. Prior to his current role, he served as Executive Vice President, General Counsel and Secretary of The BISYS Group, Inc., a provider of outsourcing services to companies in the financial services industry, from April 2006 until August 2007. Prior to joining BISYS, Mr. Kyono served as Staff Vice President and Associate General Counsel of Automatic Data Processing, Inc. (“ADP”), a provider of benefits and payroll processing services, from May 2004 to April 2006. Mr. Kyono previously served as ADP’s Associate General Counsel and Vice President from December 2002 to May 2004 and as Assistant General Counsel and Vice President from December 1998 to December 2002.

Yvan Legris* (age 45) has served as President of the HR Consulting Group since October 2008. Prior thereto, Mr. Legris served as the Company’s Managing Director in the United Kingdom from April 2005 to October 2008, as leader of the Company’s Client Development Group in the United Kingdom from May 2004 until April 2005 and as a Managing Consultant in the Client Development Group from September 2001 to May 2004.

Matthew C. Levin* (age 35) has been Senior Vice President, Corporate Development and Strategy since January 2007. Prior to assuming his current role, Mr. Levin served as Senior Vice President of Corporate Development and Strategic Planning for IHS Inc., a provider of technical information and related decision support tools and services from September 2004 to September 2006. Prior to joining IHS, Mr. Levin served as Vice President, Global Operations Officer for the human capital solutions business at Hudson Highland Group, Inc., a provider of recruitment, contract professional and talent management services, from July 2003 to September 2004, and as a management consultant specializing in strategic planning and organizational effectiveness at Sibson and Company, a global human capital consulting firm. Mr. Levin holds a master’s degree in business administration from the University of Chicago and a bachelor’s degree from Northwestern University.

Mary K. Moreland (age 42) has served as the North America Region Leader for Retirement Consulting since October 2008. From October 2006 to October 2008, she served as the North American Practice Leader for Retirement Consulting. Prior thereto, she served as People and Operations Leader for Hewitt’s North American Retirement Consulting business from October 2005 until October 2006 and as Midwest Retirement Consulting Leader from May 2001 until October 2005. Ms. Moreland joined Hewitt in 1990.

John J. Park* (age 47) has been the Chief Financial Officer since joining the Company in November 2005. Prior to joining the Company, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held executive positions with Sears, Roebuck and Company, including head of finance for its services and credit card businesses, and senior finance and strategy positions with Diageo PLC and PepsiCo, Inc. Mr. Park is a member of the Board of Directors of APAC Customer Services, Inc.

Jay C. Rising* (age 52) has been President of the Company’s HR Outsourcing Business since May 2007. Prior to joining the Company he served as President of field operations at RightNow Technologies, a provider of customer relationship management software, from October 2006 to May 2007. Prior thereto, he served as President of the National Accounts Division—Employer Services of Automatic Data Processing, Inc. (ADP), a provider of benefits and payroll processing services, from 2002 to 2006 and as Senior Vice President of Sales and Operations from 2000 to 2002.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Russell P. Fradin and Julie S. Gordon are executive officers.

Kristi A. Savacool* (age 49) has been the Senior Vice President, Total Benefit Administration Outsourcing since May 2008. Prior thereto, she served as Senior Vice President—Global Business Services and Technology since May 2006. Ms. Savacool joined the Company in July 2005 as Senior Vice President—Shared Business Services. Prior to July 2005, Ms. Savacool held a number of management positions at The Boeing Company since 1985, including most recently serving as a Vice President within Boeing’s Shared Services Group from 2001 to 2005 and Vice President and Chief Information Officer of Boeing’s Commercial Airplane Group from 1999 to 2001.

Richele A. Soja (age 47) has been the North America Leader for HR Consulting Services and Sales and Accounts since October 2008. Prior thereto, she served as North America Consulting Leader since June 2007, as North America Client Accounts Leader for the Benefits Outsourcing business from April 2005 to June 2007 and as Midwest Region Leader from April 2002 to April 2005. Ms. Soja joined Hewitt in 1991.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, during the fiscal year ended September 30, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater-than-ten-percent beneficial owners were satisfied, except that, due to administrative error, one report for each of the persons named below was filed late to report withholding of shares to cover tax liabilities upon vesting of restricted stock. The reports that were not timely filed were: (i) three Forms 4 reporting four transactions in fiscal years 2005 and 2006 for Perry O. Brandorff, (ii) five Forms 4 reporting five transactions in fiscal years 2007 and 2008 for Russell P. Fradin, (iii) two Forms 4 reporting four transactions in fiscal years 2007 and 2008 for Julie S. Gordon, (iv) one Form 4 reporting one transaction in fiscal year 2008 for each of Tracy S. Keogh and Matthew C. Levin, (v) six Forms 4 reporting seven transactions in fiscal years 2006, 2007 and 2008 for John J. Park, and (vi) three Forms 4 reporting four transactions in 2006, 2007 and 2008 for Kristi A. Savacool.

OTHER MATTERS

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is August 17, 2009. Stockholders who wish to submit a proposal not intended to be included in the Company’s proxy statement and form of proxy but to be presented at the 2010 Annual Meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s Bylaws to provide notice of such proposal in nomination to the Secretary of the Company at the Company’s principal executive office. This notice must be delivered to the Company no later than November 5, 2009, but no earlier than October 6, 2009. This notice must contain the information required by the Company’s Bylaws.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Russell P. Fradin and Julie S. Gordon are executive officers.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069 or may be accessed from the Investor Relations section of the Company’s web site, www.hewitt.com or from the SEC’s web site, www.sec.gov.

By Order of the Board of Directors

Russell P. Fradin
Chairman of the Board and Chief Executive Officer

December 15, 2008

C123456789

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG
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A.	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
1. Election of Directors:									+
01 - William J. Conaty	☐	☐	02 - Michele M. Hunt	☐	☐	03 - Cary D. McMillan	☐	☐

	For	Against	Abstain

2. Ratification of Ernst & Young LLP as Independent Public Accountants	☐	☐	☐	3. To transact such business as may properly come before the meeting or any adjournment or postponement thereof.

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Proxy — HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

February 4, 2009

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints Steven J. Kyono, Jeffrey C. Everett and Peter E. Ross, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., to be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois on Wednesday, February 4, 2009 at 9:00 a.m. Central time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE		SEE REVERSE
SIDE	Your vote is important. Please vote immediately.	SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

A.	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
1. Election of Directors:									+
01 - William J. Conaty	☐	☐	02 - Michele M. Hunt	☐	☐	03 - Cary D. McMillan	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of Ernst & Young LLP as Independent Public Accountants	☐	☐	☐	3. To transact such business as may properly come before the meeting or any adjournment or postponement thereof.

B.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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Proxy — HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

February 4, 2009

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints Steven J. Kyono, Jeffrey C. Everett and Peter E. Ross, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., to be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois on Wednesday, February 4, 2009 at 9:00 a.m. Central time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE	Your vote is important. Please vote immediately.	SIDE